Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

MSP Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees Previously Paid(6)	Equity	Class A common stock underlying CPIA Warrant(2)	Other(3)	66,666,666	$0.0001	$6,666.67	0.00011020	$0.73

Fees Previously Paid(6)	Equity	Class A common stock(4)	Other(5)	756,922	$1.05	$794,768.10	0.00011020	$87.58

Fees to Be Paid(6)	Equity	Class A common stock(7)	Other(8)	170,940	$1.29	$220,512.60	0.00011020	$24.30

		Total Offering Amounts				$1,021,947.37		$112.61

		Total Fees Previously Paid						$88.31

		Total Fee Offsets

		Net Fee Due						$24.30

(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)     Consists of 66,666,666 shares of Common Stock issuable upon the exercise of 1 CPIA Warrant.

(3)     Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the CPIA warrant ($0.0001).

(4)     Consists of 756,922 shares of Common Stock issued to certain Selling Securityholders by the Company pursuant to the terms of existing contracts.

(5)     Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.05, which is the average of the high and low prices of the shares of the common shares on November 29, 2022 on the Nasdaq Stock Market LLC.

(6)     The registrant previously paid $88.31 on November 30, 2022 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $801,434.77 at a registration fee rate of $110.20 per million.

(7)     Consists of 170,940 shares of Common Stock issued to certain Selling Securityholders by the Company pursuant to the terms of existing contracts.

(8)     Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.29, which is the average of the high and low prices of the shares of the common shares on January 23, 2023 on the Nasdaq Stock Market LLC.